Filed Pursuant to Rule 424(b)(3)
Securities Act File No. 333-290784

CAIS SPORTS, MEDIA AND ENTERTAINMENT FUND

Supplement dated January 2, 2026, to the

Prospectus, dated December 4, 2025, as revised December 17, 2025

This supplement (“Supplement”) contains certain information that amends, supplements or modifies certain information contained in the accompanying prospectus (the “Prospectus”) of CAIS Sports, Media and Entertainment Fund (the “Fund”). This Supplement is part of, and should be read in conjunction with, the Prospectus. Unless otherwise indicated, all other information included in the Prospectus that is not inconsistent with the information set forth in this Supplement remains unchanged. The Prospectus has been filed with the U.S. Securities and Exchange Commission and is available free of charge at www.sec.gov or by calling 844-241-8667. Capitalized terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

Effective immediately prior to the open of regular trading on the New York Stock Exchange on January 2, 2026 (the “Effective Date”), CAIS Sports, Media and Entertainment Fund, LP (the “Predecessor Fund”) reorganized with, and transferred substantially all of its assets to, the Fund (the “Reorganization”). The Predecessor Fund maintained an investment objective, strategies and investment policies, guidelines and restrictions that were, in all material respects, equivalent to those of the Fund, and the Fund and the Predecessor Fund shared the same investment adviser and management team. The Reorganization was previously approved by the Board of Trustees of the Fund and the Predecessor Fund’s general partner. In connection with the Reorganization, limited partners of the Predecessor Fund will receive, as of the Effective Date, Shares of the Fund having an aggregate net asset value equal to the value of the assets of the Predecessor Fund acquired by the Fund (reduced by the Predecessor Fund’s liabilities, commitments and obligations).

Accordingly, effective immediately, all references to the Predecessor Fund and the Reorganization or the Proposed Reorganization contained in the Prospectus are updated to reflect the consummation of the Reorganization as described in this Supplement.

Please retain this Supplement with your Prospectus.